Exhibit 99.1

             Vitesse Reports Results for First Quarter Fiscal 2005

    CAMARILLO, Calif.--(BUSINESS WIRE)--Jan. 25, 2005--Vitesse Semiconductor Corporation (NASDAQ: VTSS) ("Vitesse" or the "Company") today reported results for the first quarter of fiscal 2005 ended December 31, 2004. Revenues in the first quarter of fiscal 2005 were $44.5 million, compared to $50.3 million in the first quarter of fiscal 2004, and $52.0 million in the fourth quarter of fiscal 2004.
    On a generally accepted accounting principles (GAAP) basis, net loss for the first quarter of fiscal 2005 was $17.2 million or $0.08 loss per share compared to net loss of $7.9 million or $0.04 loss per share in the first quarter of fiscal 2004 and net loss of $3.1 million or $0.01 loss per share in the fourth quarter of fiscal 2004.
    Non-GAAP net loss for the first quarter of fiscal 2005 was $9.6 million or $0.04 loss per share, compared to non-GAAP net income of $0.2 million or $0.00 income per share in the first quarter of fiscal 2004, and non-GAAP net loss of $3.9 million or $0.02 loss per share in the fourth quarter of fiscal 2004. Non-GAAP net loss for each of the three months ended December 31, 2004, December 31, 2003 and September 30, 2004 excludes amortization of intangible assets, acquisition-related deferred stock-based compensation, other acquisition-related compensation expense, employee stock purchase plan compensation, restructuring charges, loss on extinguishment of debt and net gain on termination of interest rate swap, and includes an adjustment to income taxes.
    Vitesse's President and CEO, Lou Tomasetta, said, "In the first fiscal quarter, as we had previously forecasted, we saw a continuing sequential decline in revenues resulting principally from decreased demand from our Storage customers. On a positive note, our Ethernet business continued to grow in terms of revenues and design-in activity. We believe that overall revenues will show modest improvement in the second fiscal quarter with the stabilization of inventory levels and a pickup in end customer demand."

    The Company will hold a conference call on January 25, 2005 at 2:00 p.m. PST. A live Web cast of the call will be available on Vitesse's Web site at www.vitesse.com. Those without Internet access may listen to the live conference call by dialing 1-800-450-5178 (United States and Canada) or 1-706-679-4116 (International). Conference name is "Vitesse Semiconductor Corporation." A replay of the Web cast will be available on the Company's Web site after the call. A telephone replay of the conference call will be available for seven days, beginning on January 25, 2005 at 3:30 p.m. PST. Dial-in number for the telephone replay is 1-706-645-9291, conference ID number 3368353.

    About Vitesse

    Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for communications and storage networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in Gigabit Ethernet LAN, Ethernet-over-SONET, Advanced Switching, Fibre Channel, Serial Attached SCSI, Optical Transport, and other applications. Vitesse innovation empowers customers to deliver superior products for Enterprise, Access, Metro and Core applications. Additional company and product information is available at www.vitesse.com.

    Forward-Looking Statements

    This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our future operating results and the markets for our products. Our actual results could differ materially from our forward looking statements for a variety of reasons, including among other things, failure of our markets to achieve expected growth, delays or cancellations of orders by our customers, competition in our markets, unexpected expenses or increased expenses associated with bringing new products to market and the discontinuation of certain operations, difficulties in bringing new products to market, costs associated with the integration of acquisitions, and possible future write-downs of assets. For a more complete discussion of the risks and uncertainties that may cause our actual results to differ materially from our forward looking statements, please read the reports we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2004.

    Non-GAAP Financial Measures

    We provide non-GAAP statements of operations data and net income and loss in addition to our GAAP financial information. We believe that it is useful to provide financial analysts and investors with specific detail on expenses and gains that are either non-cash in nature or that are unusual. We believe that the elimination of non-cash items and unusual gains and losses, as reflected in our non-GAAP information provided in our filings, is helpful to analysts and investors who may wish to use some or all of this information to analyze our current performance, prospects and valuation. Similarly, our management uses the non-GAAP information internally to evaluate our operating performance and in formulating our budget for future periods.
    For the three months ended December 31, 2004 and 2003, we have excluded several items from our non-GAAP net income (loss) figures. Excluded non-cash expenses consist of amortization of intangibles, amortization of deferred compensation, employee stock purchase plan compensation, restructuring and asset impairment charges and the net gain on termination of an interest rate swap. Excluded cash items, which are unusual, consist of acquisition-related other compensation expense and the loss on extinguishment of debt.
    In addition to the non-GAAP measures discussed above, we also apply a non-GAAP tax rate to our non-GAAP income before taxes, which represents an expected long-term target rate based on various tax planning strategies that we have implemented in the past and continue to implement in the future. This rate also assumes a certain mix of foreign shipments based on historical and expected trends, which may result in a shifting of income to lower tax jurisdictions. The non-GAAP tax rate does not take into account the various loss carryforwards, tax credits and reversal of the valuation allowance on the deferred tax assets which may result in a reduced GAAP tax rate. The GAAP tax rate, as well as our income tax liability, are expected to be significantly lower than the pro-forma rate at least through fiscal 2005.
    Although we believe our non-GAAP measures provide useful information, these measures are not in accordance with, and are not a substitute for, our GAAP financial information. Please consult the reconciliation table immediately following the GAAP Statement of Operations for a reconciliation of GAAP results to non-GAAP results. For complete information on the non-cash expenses and unusual charges and gains eliminated from our GAAP results, please see our financial statements and "Management's Discussion and Analysis of Results of Operations and Financial Condition" that will be included in the periodic report we expect to file with the SEC with respect to the financial periods discussed herein.



                   VITESSE SEMICONDUCTOR CORPORATION
                           FINANCIAL SUMMARY

Statement of Operations - GAAP basis (unaudited)
(in thousands except per share data)
                                               Three Months Ended
                                           ---------------------------
                                            Dec 31,  Dec 31,  Sept 30,
                                             2004     2003      2004
                                           --------- -------- --------
Revenues                                    $44,459  $50,312  $52,012
Costs and expenses:
  Cost of revenues                           20,198   17,869   20,450
  Engineering and development                24,874   25,721   25,089
  Selling, general and administrative        11,881   12,257   12,322
  Restructuring charge                           --       86       --
  Employee stock purchase plan
   compensation                               1,468       --   (4,668)
  Amortization of intangible assets           2,377    1,818    2,377
                                           --------- -------- --------
Loss from continuing operations, before
 other expense and income taxes             (16,339)  (7,439)  (3,558)
Other expense, net                             (672)    (161)    (476)
Loss on extinguishment of debt                   --       --     (191)
                                           --------- -------- --------
Loss from continuing operations, before
 income taxes                               (17,011)  (7,600)  (4,225)
Income tax expense (benefit)                    204      350   (1,121)
                                           --------- -------- --------
Net loss                                   ($17,215) ($7,950) ($3,104)
                                           ========= ======== ========
Net loss per share--diluted                  ($0.08)  ($0.04)  ($0.01)
                                           ========= ======== ========
Weighted average shares--diluted            213,296  213,563  216,872
                                           ========= ======== ========


Condensed Consolidated Balance Sheet Data -- GAAP basis
--------------------------------------------------
(in thousands)
                                          Dec 31,  Sept 30,   Sept 30,
                                           2004      2004       2003
                                       -------------------------------
                                        (unaudited)
Assets:
--------------------------------------
Cash and investments                      $42,159  $183,125  $234,574
Accounts receivables, net                  39,061    36,447    35,171
Inventories, net                           41,061    41,162    24,851
Prepaid expenses and other current assets   8,098     9,524     4,457
Restricted cash                             6,600     6,600        --
Property and equipment, net                92,799    74,403    92,541
Restricted deposits                        31,105    48,217    57,101
Goodwill and intangible assets            240,716   243,092   194,785
Other assets                               15,645    16,448    22,264
                                       ----------- --------- ---------
   Total assets                          $517,244  $659,018  $665,744
                                       =========== ========= =========


Liabilities and Shareholders' Equity:
--------------------------------------
Accounts payable                          $21,241   $17,789   $11,553
Accrued expenses and other current
 liabilities                               23,754    25,077    22,679
Accrued restructuring                      10,642    13,553    27,923
Accrued interest                              389       267       257
Deferred gain                               4,319     5,210     9,330
Income taxes payable                        1,715     1,511     1,913
Other long-term liabilities                 1,146     1,146     9,259
Convertible debt, due March 2005               --   132,746   195,732
Convertible debt, due Oct 2024             96,700    90,000        --
Minority interest                           1,511     1,481     1,590
Shareholders' equity                      355,827   370,238   385,508
                                       ----------- --------- ---------
   Total liabilities and shareholders'
    equity                               $517,244  $659,018  $665,744
                                       =========== ========= =========


                   VITESSE SEMICONDUCTOR CORPORATION
                           FINANCIAL SUMMARY

Reconciliation of GAAP net loss to non-GAAP net  income (loss):
(in thousands except per share data)
                                                Three Months Ended
                                           ---------------------------
                                             Dec 31, Dec 31,  Sept 30,
                                              2004    2003     2004
                                           --------- -------- --------

GAAP net loss                              ($17,215) ($7,950) ($3,104)
  Adjustments to net loss:
   Amortization of intangibles (1)            2,377    1,818    2,377
   Amortization of deferred compensation (2)    511    5,916    1,406
   Other compensation expense (3)               385       --      263
   Employee stock purchase plan
    compensation (4)                          1,468       --   (4,668)
   Restructuring charge (5)                      --       86       --
   Loss on extinguishment of debt (6)            --       --      191
   Net gain on termination of swap
    related to extinguishment of debt (7)        --       --     (296)
   Income taxes (8)                           2,903      302      (32)
                                           --------- -------- --------
Non-GAAP net income (loss)                  ($9,571)    $172  ($3,863)
                                           ========= ======== ========

GAAP net loss per share--diluted             ($0.08)  ($0.04)  ($0.01)
Adjustment to net loss per share--diluted      0.04     0.04   ($0.01)
                                           --------- -------- --------
Non-GAAP net income (loss) per share--
 diluted                                     ($0.04)   $0.00   ($0.02)
                                           ========= ======== ========
Shares used to calculate non-GAAP net
 income (loss) per share--diluted           213,296  224,362  216,872
                                           ========= ======== ========


Non-GAAP Adjustments:

The GAAP net loss has been adjusted to reflect the following:

(1) The elimination of the non-cash amortization of identifiable intangible assets associated with purchase acquisitions.

(2) The elimination of the non-cash amortization of deferred compensation expense associated with stock options issued in purchase transactions, which amounts are included under Engineering and development expense.

(3) The elimination of other compensation expense related to purchase transactions, which amounts are included under Engineering and development expense.

(4) The elimination of the non-cash charge for employee stock purchase plan compensation that was recorded under the variable method of accounting in accordance with Emerging Issues Task Force 97-12, Accounting for Increased Share Authorizations in an IRS Section 423 Employee Stock Purchase Plan under APB Opinion No. 25. This amount can vary significantly based on changes in future stock price and levels of employee participation.

(5) The elimination of a restructuring charge for excess facilities.

(6) The elimination of the loss on extinguishment of debt.

(7) The elimination of the gain on the termination of interest rate swap associated with the extinguishment of debt, which amount is included under Other expense, net for the quarter ended September 30, 2004.

(8) The income tax adjustment from a GAAP rate to a non-GAAP rate of 22%, which represents an expected long-term target rate based on various tax planning strategies that the Company has implemented in the past and plans to continue in the future. This adjustment is included in Income tax expense (benefit) for each of the periods presented. The non-GAAP tax rate does not take into account the various loss carryforwards, tax credits and reversal of the valuation allowance on the deferred tax assets which may result in a different GAAP tax rate.


    CONTACT: Vitesse Semiconductor Corporation
             Eugene F. Hovanec, 805-388-3700